EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2014 Third Quarter Results

  38% Increase in Revenues, 31% for First Nine Months of Fiscal 2014;
  Operating Income of $0.3 Million for Quarter;
  Adjusted EBITDA of $1.2 Million, $2.8 Million for First Nine Months;

PLEASANTON, Calif., May 8, 2014 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced financial results for its fiscal 2014 third quarter.

Fiscal 2014 Third Quarter Highlights

  Revenue of $15.1 million increased 38% compared with the 2013 third quarter;
  Gross margin of 45.7% expanded 300 basis points over the 2013 third quarter;
  Operating income was $0.3 million, a $2.1 million improvement over the 2013 third quarter operating loss;
  Adjusted EBITDA was $1.2 million, compared with the 2013 third quarter adjusted EBITDA loss of $1.1 million.

Commenting on fiscal 2014 third quarter results, Rob Cain, President and CEO, noted, "While we are pleased with our third quarter performance and the progress we are making in stabilizing and growing the business, we have much work to do to meet our long term objectives. We continue to invest in the markets and verticals where we see significant opportunities to grow the top and bottom line in a sustainable manner. Specific markets that we are addressing include warehousing and logistics, small flexible manufacturing, semiconductor and food."

Third Quarter Fiscal 2014 Results

Revenues for the third quarter of fiscal 2014 were $15.1 million, compared with $10.9 million reported in the 2013 third quarter. Gross margin for the third quarter was 45.7%, compared with 42.7% in the third quarter of fiscal 2013. Operating expenses in the third quarter of fiscal 2014 were $6.6 million, compared to $6.6 million in the third quarter of 2013. The Company's operating income for the third quarter was $0.3 million, compared with an operating loss of $1.9 million in the 2013 third quarter.

In the 2014 third quarter, Adept reported GAAP net loss attributable to common shareholders of $12,000, or $0.00 per share. This compares with a net loss of $1.9 million, or a loss of $0.17 per share, in the 2013 third quarter. Adept's non-GAAP adjusted EBITDA was $1.2 million in the 2014 third quarter, compared with an adjusted EBITDA loss of $1.1 million in the 2013 third quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents at March 29, 2014 totaled $6.7 million, compared to cash and cash equivalents of $6.3 million at June 30, 2013. The increase was primarily due to cash provided by stock plans. During the quarter, all of Adept's outstanding redeemable convertible preferred stock was converted into 1.7 million shares of common stock.

Quarterly Conference Call (May 8, 2014)

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call Thursday, May 8, 2014 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2014 third quarter. The call may also include statements regarding the Company's anticipated operational activities for the remainder of fiscal 2014. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-8631. International callers can dial 1-480-629-9643. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its fiscal 2014 fourth quarter.

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about stabilization of our business, the impact of our restructuring and resulting cost reductions, opportunities in our markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of our acquired businesses and strategic plans on our cash resources and operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2013, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 29, 2014	June 30, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 6,589	$ 6,274
Restricted cash	95	—
Accounts receivable	12,153	10,848
Inventories	8,291	8,135
Other current assets	731	477

Total current assets	27,859	25,734
Property and equipment, net	1,068	1,525
Goodwill	1,493	1,493
Other intangible assets, net	857	1,040
Other assets	231	241

Total assets	$ 31,508	$ 30,033

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 6,381	$ 7,069
Accrued payroll and related expenses	2,133	1,986
Accrued warranty expenses	987	1,070
Deferred revenue	297	1,314
Accrued income tax, current	305	—
Other accrued liabilities	729	815

Total current liabilities	10,832	12,254
Long-term liabilities:
Deferred income tax, long-term	207	155
Long-term obligations	186	284

Total liabilities	11,225	12,693
Redeemable convertible preferred stock	--	7,760
Stockholders' equity:
Common stock	188,899	178,386
Treasury stock	(42)	(42)
Accumulated deficit	(168,958)	(169,029)
Accumulated other comprehensive income	384	265

Total stockholders' equity	20,283	9,580

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$ 31,508	$ 30,033

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Revenues	$ 15,121	$ 10,943	$ 43,280	$ 33,121
Cost of revenues	8,207	6,267	23,265	20,303

Gross margin	6,914	4,676	20,015	12,818
	45.7%	42.7%	46.2%	38.7%
Operating expenses:
Research, development and engineering	1,774	1,839	5,180	5,878
Selling, general and administrative	4,813	4,513	14,479	14,300
Restructuring charges	—	114	—	509
Amortization of other intangible assets	61	89	183	322
Impairment of intangible assets and goodwill	—	—	—	1,708

Total operating expenses	6,648	6,555	19,842	22,717

Operating income (loss)	266	(1,879)	173	(9,899)
Interest income (expense), net	12	8	7	(41)
Foreign currency exchange gain	140	213	201	109

Income (loss) before income taxes	418	(1,658)	381	(9,831)
Provision for income taxes	153	96	310	198

Net income (loss)	265	(1,754)	71	(10,029)

Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	(234)	(24)	(282)	(49)
Dividends allocated to preferred stockholders	(43)	(80)	(203)	(171)

Net loss attributable to common stockholders	$ (12)	$ (1,858)	$ (414)	$ (10,249)

Net loss per share attributable to common stockholders:
Basic	$ (0.00)	$ (0.17)	$ (0.04)	$ (0.97)
Diluted	$ (0.00)	$ (0.17)	$ (0.04)	$ (0.97)
Number of shares used in computing net loss per share attributable to common stockholders
Basic	11,955	10,704	11,278	10,542
Diluted	11,955	10,704	11,278	10,542
Comprehensive income (loss):
Net income (loss)	$ 265	$ (1,754)	$ 71	$ (10,029)
Foreign currency translation adjustment	(139)	(299)	119	272
Total comprehensive income (loss)	$ 126	$ (2,053)	$ 190	$ (9,757)

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)
(unaudited)

	Three months ended		Nine months ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013

Net income (loss)	$ 265	$ (1,754)	$ 71	$ (10,029)
Interest income (expense), net	12	8	7	(41)
Provision for income taxes	153	96	310	198
Depreciation and amortization	273	334	821	1,056
Stock compensation expense	549	88	1,640	670
Restructuring and impairment charges	--	114	--	2,217
Adjusted EBITDA (loss)	$1,228	$(1,130)	$2,835	$ (5,847)
CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com